EXHIBIT 99.2

GATES CAPITAL MANAGEMENT INTENDS TO VOTE AGAINST THE CURRENT CSG PROPOSAL

Remains Committed to Supporting the Best Outcome for All Vista Shareholders

Encourages Vista to Negotiate an All-Cash Transaction for the Entire Company Given Fully-Taxable Nature of CSG Proposal as well as the Execution Risk in Achieving Revelyst Projections and the Reduced Scale of the Remaining Revelyst

New York, September 24, 2024 - Gates Capital Management, Inc. (“Gates Capital Management” or “we”), an event-driven alternative asset manager that beneficially owns 5,589,041 shares of common stock, or approximately 9.6%, of Vista Outdoor, Inc. (“Vista” or the “Company”) (NYSE: VSTO), today issued a statement encouraging Vista to finalize negotiations for an all-cash offer for the Company and reiterating its intention to vote AGAINST the proposed sale of The Kinetic Group to the Czechoslovak Group a.s. (“CSG”).

The full statement follows:

On Friday, September 20, 2024, leading independent proxy advisory firm Institutional Shareholder Services (“ISS”) recommended that shareholders vote AGAINST the latest CSG proposal. We agree with the ISS recommendation and support its view that the best outcome for shareholders would be attained by selling both The Kinetic Group and Revelyst in a revised all-cash transaction.

Recent public disclosures indicate that a private equity firm has recently offered $1.1 billion in cash for Revelyst, but that such a transaction would need to take place sooner rather than later since the firm would not have any interest in purchasing Revelyst after the closing of the currently proposed CSG transaction. We strongly believe that the currently proposed transaction with CSG to sell only The Kinetic Group is not in the best interest of shareholders as it would eliminate the possibility of subsequently selling Revelyst to this private equity firm. For this reason, we see no reason to support any transaction that doesn’t include a comprehensive sale of the entire Company.

As shown in the chart below, the current CSG proposal delivers the least amount of cash to existing Vista shareholders and is the only proposal that exposes Vista shareholders to the execution risks associated with a standalone, sub-scale, publicly traded Revelyst.

Accordingly, we encourage Vista to finalize negotiations for an all-cash offer for the Company for the benefit of all Vista shareholders.

About Gates Capital Management

Gates Capital Management is an event-driven alternative asset manager for institutional and private clients globally. Gates Capital was founded in 1996 and today has more than $2 billion in assets under management. Further information is available at www.gatescap.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains "forward-looking statements". Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "potential," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward- looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Gates Capital Management, Inc’s (“Gates”) underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Gates that the future plans, estimates or expectations contemplated will ever be achieved.

Media Contacts:

ASC Advisors

Taylor Ingraham / Morgan Davis

tingraham@ascadvisors.com / mdavis@ascadvisors.com

203-992-1230

Investor Contact:

Paul Lucas
Managing Director
plucas@gatescap.com
212-626-0290